Exhibit 99.2

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE ANNOUNCES GRANTS UNDER NASDAQ MARKETPLACE RULE 5635

DURHAM, NC - February 23, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the approval of non-qualified stock option (“Options”) and restricted stock unit (“RSUs”) grants to Inspire’s President and CEO, Adrian Adams, pursuant to NASDAQ Marketplace Rule 5635(c)(4).

On February 22, 2010, Inspire granted Mr. Adams the Options to purchase 350,000 shares of Inspire’s common stock. The Options have an exercise price of $6.35, which was the closing price of Inspire’s common stock on the NASDAQ Global Market on the day of the grant.

In addition, Inspire has agreed to grant 650,000 RSUs to Mr. Adams as soon as practicable following registration of the shares of common stock underlying such RSUs.

Twenty-five percent of the shares of common stock subject to the Options vested and became exercisable on February 22, 2010 and 25 percent of the RSUs will immediately vest and be non-forfeitable on the date of issuance. 2.0833% of the shares of common stock subject to the Options and 2.0833% of the RSUs will vest and become exercisable and non-forfeitable, as applicable, on the first day of each of the first thirty-six calendar months that begins after February 22, 2011. The grants are outside Inspire’s equity incentive plans and were awarded to Mr. Adams in accordance with his acceptance of employment with Inspire.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to the timing of above referenced RSU grant and the registration of the shares of common stock underlying the above referenced grants. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797